EXHIBIT 10.24

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FIRST AMENDMENT TO EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) is entered into as of December 21, 2016 (the “First Amendment Effective Date”) by and between Audentes Therapeutics Inc., having its principal offices at 600 California Street, 17th Floor, San Francisco, CA 94108 (“Licensor”), and The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at Penn Center for Innovation, 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6228 (“Institution”).  Licensor and Institution are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Parties entered into an Exclusive License and Collaboration Agreement having an effective date of May 3, 2016 (the “Agreement”); and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in the Agreement and herein, and intending to be legally bound hereby, the Parties amend the Agreement and otherwise agree as follows:

1.	The Work Plan contained in Exhibit C of the Agreement is hereby deleted in its entirety and replaced with the Work Plan as set forth in Schedule A to this First Amendment.
2.

The budget and payment schedule contained in Exhibit C of the Agreement is hereby deleted in its entirety and replaced with the budget and payment schedule as set forth in Schedule B to this First Amendment.  The Parties acknowledge that a total of $4,500,000 has been paid to Institution as of the First Amendment Effective Date for research, development and related support activities conducted by Institution pursuant to the Work Plan.

3.	Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.4.  Manufacturing.  Licensor will be responsible for using reasonable efforts to manufacture research grade Licensed Product for non-IND enabling nonclinical studies and, at Company’s request and expense to be added to the budget upon the Parties mutual agreement, using reasonable efforts to manufacture GLP grade Licensed Product for IND-enabling studies.  In the event that any Licensed Products manufactured by Licensor under this Agreement do not comply with the applicable specifications or (if applicable) GLP, Licensor shall promptly, and at Company’s sole expense, replace such non-conforming Licensed Products.  If such replacement is required, the cost to Company for such replacement would be reflective of any discounts received by Licensor.  Licensor shall provide to Company periodically during the term of the Agreement and as requested by Company, (promptly upon such request, and in no event later than thirty (30) days

University of Pennsylvania

following such request), with records of Licensor’s manufacturing activities under this Section 2.4 and any other associated Licensed Know-How that is available and required for the manufacture of Licensed Product by the Company, whether GLP or, if applicable, GMP, including manufacturing, production and analytical specifications, processes, methods, protocols, data and test results, batch records, certificates of analysis and correspondence with manufacturing sources (collectively, “Manufacturing Know-How”).  Any related transfer expenses will be covered by Company, based on a reasonable budget to be approved by Company.”

4.	The final sentence in Section 2.2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The JSC shall dissolve upon the completion of the Research Program unless otherwise mutually agreed upon by the Parties.”

5.	A new Section 2.5.5 is hereby added to the Agreement and states the following:

“2.5.5 Payment Reconciliation.  Prior to the expiration or earlier termination of the Research Program, Licensor and Company shall review the payments made by Company to Licensor in connection with the Agreement.  The comprehensive final study report, provided according to the terms in Section 2.5.4 (iii), shall include a budget reconciliation reflecting such reviewed payment amounts.  Any overpayment by Company shall be returned to Company by Licensor within thirty (30) days of Company’s receipt of the final study report.  Any underpayment by Company to Licensor shall be paid by Company within thirty (30) days of Company’s receipt of the final study report.”

6.

This First Amendment and the Agreement contains the entire understanding between the Parties and supersedes any and all prior agreements, understandings and arrangements whether written or oral between the Parties with respect to the matters contained in the Agreement and this First Amendment.  No amendments, changes, modifications or alterations of the terms and conditions of this First Amendment shall be binding upon any Party, unless in writing and signed by an authorized representative of each Party.

7.	All terms and conditions of the Agreement not changed by this First Amendment shall remain in full force and effect.
8.

Signatures on this First Amendment may be communicated by facsimile or e-mail transmission and shall be binding upon the Parties upon receipt by transmitting the same by facsimile or e-mail, which signatures shall be deemed originals.  If executed in counterparts, the Amendment shall be effective as if simultaneously executed.

(Signature page follows.)

University of Pennsylvania

IN WITNESS WHEREOF the Parties hereto have caused this First Amendment to be executed and delivered by their duly authorized representatives as set forth below.

Agreed on Behalf of:	Agreed on Behalf of:
Audentes Therapeutics Inc.	The Trustees of the University of Pennsylvania
By:/s/ Matt Patterson	By:/s/ John S. Swartley
(Signature)	(Signature)
Name:Matt Patterson	Name:John S. Swartley

Title:President and CEO	Title:Executive Director, Penn Center for Innovation

Acknowledged as Read and Understood by Institution Principal Investigator

/s/ Dr. James Wilson
(Signature)

Name:Dr. James Wilson

University of Pennsylvania

Schedule A

2016 Crigler-Najjar Work Plan

Deletions to original work plan are included and described below.

Additions to the original work plan for 2016 are described below as an ‘Additional Study, Expansion, Additional Requirement, or Additional Activity.

Introduction

Crigler-Najjar (CN) syndrome is an autosomal recessive disorder of bilirubin metabolism that is caused by a variety of alterations in the coding sequence of the uridine diphosphate glucuronosyl transferase 1A1 (UGT1A1) gene.  The total loss of UGT1A1 activity and the resulting severe jaundice and risk of neurological sequelae (kernicterus) are associated with CN type 1.  Although several drugs can slightly reduce jaundice, most current medical management relies on phototherapy for at least 12 hours per day.  However, phototherapy rapidly becomes less effective following puberty, increasing the risk for kernicterus, resulting in the need for liver transplantation to control the disease.  The alternative, gene replacement therapy, is expected to be effective as CN syndrome is caused by the lack of a single gene product, UGT1A1.  The continuous synthesis of UGT1A1 by the liver following systemic delivery of a gene therapy vector expressing UGT1A1 would be less risky than a liver transplant and potentially as effective.

Outlined below is our work plan for the evaluation of a candidate vector for the treatment for Crigler-Najjar syndrome, including studies to determination of efficacy in UGT1 KO mice.  Following the selection of the clinical candidate vector, we will proceed to IND-enabling studies to allow for progression of this therapy into the clinic.

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*Confidential Treatment Requested.

University of Pennsylvania

2016 Crigler-Najjar Work Plan

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*Confidential Treatment Requested.

University of Pennsylvania

Schedule B

Revised Calendar Year 2016 Budget Includes:

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Total	$5,351,723

Calendar Year 2017 Budget Includes:

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Total	$340,040

Total Research Program Budget for Calendar Years 2016 and 2017

$5,691,763

Payment Schedule:

Payment Due Date	Amount of Payment	Status as of First Amendment Effective Date
Within 7 days of signing of the Agreement	$3,000,000	Paid to Penn
June 30, 2016	$1,500,000	Paid to Penn
First Amendment Effective Date	$1,191,763	Unpaid

*Confidential Treatment Requested.